Exhibit 8.2

    FIRM/AFFILIATE

OFFICES

____

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

  WASHINGTON, D.C.

WILMINGTON

____

BEIJING

BRUSSELS

        FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

SYDNEY

TOKYO

TORONTO

SKADDEN ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036-6522 ______ TEL: (212) 735-3000 FAX: (212) 735-2000 WWW.SKADDEN.COM

December 23, 2015

Plum Creek Timber Company, Inc.

601 Union Street, Suite 3100

Seattle, Washington 98101

                        RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Plum Creek Timber Company, Inc., a Delaware corporation (the “Company”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 6, 2015, among Weyerhaeuser Company, a Washington corporation (“Acquiring”) and the Company, and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In preparing our opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of the Company and Acquiring delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company and Acquiring, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are

Plum Creek Timber Company, Inc.

December 23, 2015

and will continue to be correct as of the Effective Time without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 7.03(e) of the Merger Agreement, each as of the Effective Time.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus and none of the material terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time and (ii) the Proxy Statement/Prospectus, the Merger Agreement and the Representation Letters accurately reflect all of the material facts relating to the Company and Acquiring. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that: (1) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (2) although the discussion in the Proxy Statement/Prospectus under the headings “U.S. Federal Income Tax Consequences of the Merger” and “U.S. Federal Income Taxation of Weyerhaeuser and its Shareholders” does not purport to discuss all possible U.S. federal income tax consequences of the Merger and the U.S. federal income tax consequences generally applicable to prospective holders of Weyerhaeuser common shares, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the Merger and the U.S. federal income tax consequences generally applicable to the ownership and disposition of Weyerhaeuser common shares.

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the Merger and may not be relied upon by any other person without our prior written consent. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Plum Creek Timber Company, Inc.

December 23, 2015

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the headings “U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP